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                                                                    EXHIBIT 23.1




              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
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As independent certified public accountants, we hereby consent to the use of our reports for Gerald Stevens, Inc. (formerly Florafax International, Inc.) supplemental consolidated financial statements as of August 31, 1998 and for the year then ended, Gerald Stevens Retail, Inc., Florafax International, Inc. (as of August 31, 1998 and for the year then ended), Eastern Floral and Gift Shop, Inc. and subsidiary, Arizona Wholesale Floral Co. d/b/a Cactus Flower Florists, Flower Franchising, Inc. d/b/a Royer's Flowers, J.J. Fallon Company, Inc., National Flora, Phoebe Floral, Inc. and A.G.A. Flowers, Inc. and to all references to our Firm included in or made a part of this Registration
Statement.

ARTHUR ANDERSEN LLP


Miami, Florida,
  June 2, 1999.